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                                                                   EXHIBIT 10.65

                              By Federal Express
October 14, 1999


Atlanta Gas Light Company
817 West Peachtree Street, NW
Suite 1000
Atlanta, Georgia  30308

Attention:  Mr. David Guinn

Re:  Precedent Agreement Dated April 16, 1998,
     As Amended By Letter Agreements Dated
     October 13, 1998, December 14, 1998,
     February 15, 1999, and August 11, 1999
     (collectively, the "Agreement"), By
     and Between Etowah LNG Company, L.L.C. ("Etowah") and Atlanta Gas Light Company ("AGLC")

Dear David:

The August 11, 1999 Letter Agreement referenced above provides that AGLC has until October 15, 1999, in which to exercise its rights to terminate the Agreement pursuant to the so-called "PSC-Out" contained in Paragraph 3 of the Agreement. In lieu of exercising its termination rights under Paragraph 3 of the Agreement at this time, AGLC would like an extension of time in which to assess the extent and timing of its storage needs and to determine the role of the Etowah service in AGLC's gas capacity plan. Accordingly, in consideration of AGLC foregoing its present right to exercise the PSC-Out and in consideration of the mutual agreements set forth in this letter, AGLC and Etowah agree as follows:

          1. Paragraph 3 of the Agreement is hereby amended and restated in its entirety as follows:

              3. If Company accepts its FERC Authorization, then within 30 days Company and Customer shall execute and deliver an LNG-1 Service Agreement that provides for (i) a Maximum Daily Vaporization Quantity (MDVQ) of 200,000 Mcf per day, (ii) a Primary Delivery Point (subject to change by mutual agreement and according to Company's FERC-approved tariff)
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Atlanta Gas Light Company
October 14, 1999
Page 2

               at the interconnect between Company's Facility and Customer's Facility, and (iii) a primary term of 20 years from the in-service date, subject to Paragraph 8(a); provided, however, that Company's obligation to provide service pursuant to the executed Service Agreement remains subject to Company's receipt and acceptance of any remaining necessary contractual and property rights, financing arrangements, and regulatory approvals, in form and substance satisfactory to Company. Any other provision of this Paragraph 3 to the contrary notwithstanding, Customer and Company agree that the obligations, agreements, and representations in this Precedent Agreement remain subject of the following (PSC-Out): if Customer (i) files a bona fide Gas supply Plan, which includes, among other things, the service for which Customer has subscribed from Company (Storage Service) with the Georgia Public Service Commission (PSC) on or before August 1, 1998; (ii) pursues, on a best efforts basis, approval of the Gas Supply Plan; and (iii) either (a) receives from the PSC by September 30, 2000, an order(s) rejecting, disapproving, or excluding those portions of the Gas Supply Plan that specifically relate to the Storage Service, or (b) receives from the PSC by September 30, 2000, an order that places Customer at unreasonable risk, in Customer's sole judgment, for rejection, disapproval, or exclusion of the Storage Service in future Gas Supply Plan filings, or through an amendment to Customer's Gas Supply Plan, or (c) concludes that Customer is at unreasonable risk, in Customer's sole judgment, for rejection, disapproval, or exclusion of the Storage Service in future Gas Supply Plan filings, or through an amendment to Customer's Gas Supply Plan, because the PSC failed to act by September 30, 2000, on the PSC Staff's recommendation with respect to the Storage Service as contemplated by the September 11, 1998 PSC order or (d) if, for any other reason, Customer concludes, in Customer's sole judgment, that execution and delivery of the above-referenced LNG-1 Service Agreement is not in Customer's best interest, then Customer may terminate this Precedent Agreement if Company receives a written notice of termination, enclosing a copy of the applicable order(s), if any, from the PSC, by October 15, 2000; provided, however, that if Company has not received the specified
               ------------------
               notice of termination by October 15, 2000, then this PSC-Out shall become null and void and have no effect, and the other provisions of this Precedent Agreement shall continue with full force and effect. If Customer terminates this Precedent Agreement pursuant to this PSC-Out, then such termination relieves Customer and Company of further liability; provided,
                                                                   ---------
               however, that Customer agrees to
               --------
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Atlanta Gas Light Company
October 14. 1999
Page 3

               reimburse Company for all actual costs, including without limitation (i) expenses incurred in the design and engineering of the Facility, (ii) expenses incurred in preparing for regulatory approvals, (iii) the cost of all land and materials, and (iv) an after-tax carrying charge of 7% on all such actual costs. Upon reimbursement, Company agrees to convey its interest in any land acquired for the Facility to Customer or to another entity that Customer designates.

     2. Etowah and AGLC agree and confirm that the Agreement, as amended by this letter, is in full force and effect.

     3 Etowah confirms that it will suspend any further engineering, design, and other preparatory activities for the Etowah LNG project, including efforts to obtain necessary regulatory approvals. AGLC confirms its understanding that in the event it terminates the Agreement by October 15, 2000, pursuant to the PSC-Out provision in Paragraph 3, it will reimburse Etowah for all actual costs as provided in Paragraph 3 of the Agreement.

Agreed to and Accepted as of
this 14/th/ day of October, 1999.


ETOWAH LNG COMPANY, L.L.C.



By:  /s/ James C. Yardley
     --------------------
     James C. Yardley

Its:  Vice President


ATLANTA GAS LIGHT COMPANY


By:  /s/ Walter M. Higgins
     ---------------------
     Walter M. Higgins

Its:  Chairman and Chief Executive Officer